Exhibit II.(1)

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

PCCW Mobile Holding No. 2 Limited
(Incorporated in the British Virgin Islands with limited liability)

JOINT ANNOUNCEMENT
PUBLIC FLOAT - WAIVER GRANTED IN RESPECT OF SUNDAY SHARES
DELAY IN DESPATCH OF THE SCHEME DOCUMENT

Upon the expiry, on 8th November, 2005, of SUNDAY’s existing waiver granted by the Stock Exchange under Rule 8.08(1)(c) of the Listing Rules from strict compliance with Rule 8.08(1)(a) of the Listing Rules, SUNDAY was granted a waiver from strict compliance with Rule 8.08(1)(a) of the Listing Rules for a further period from 9th November, 2005 up to the date of the withdrawal of the listing of the Shares of SUNDAY on the Stock Exchange following the Scheme having become effective. In the event that the proposed privatisation of SUNDAY will not proceed, the waiver will expire on the date which is one month after SUNDAY first becomes aware that the proposed privatisation of SUNDAY will not proceed (whether as a result of a failure to obtain the requisite approval of the Scheme Shareholders at the Court Meeting or otherwise).

The court hearing for the Court to issue its direction for convening the Court Meeting, whereupon the particulars of the Court Meeting will be finalised and specified in the Scheme Document, is scheduled for 15th November, 2005, Cayman time. The despatch of the Scheme Document will be delayed accordingly. The Scheme Document is anticipated to be sent to Shareholders on or before 30th November, 2005. A detailed timetable for the Scheme will be set out in the Scheme Document and in the announcement to be issued upon the despatch of the Scheme Document.

Reference is made to the joint announcement of SUNDAY and PCCW on 9th September, 2005, the joint announcements of SUNDAY, PCCW Mobile and PCCW on 27th September, 2005 and 13th October, 2005, and the announcement of SUNDAY on 10th October, 2005 (the “Announcements”). Unless otherwise defined herein, capitalized terms and expressions shall have the same meanings as used in the Announcements.

PUBLIC FLOAT - WAIVER GRANTED IN RESPECT OF SUNDAY SHARES

Upon the expiry of SUNDAY’s existing waiver on 8th November, 2005. SUNDAY was granted a waiver by the Stock Exchange under Rule 8.08(1)(c) of the Listing Rules from strict compliance with Rule 8.08(1)(a) of the Listing Rules for a further period from 9th November, 2005 up to the date of the withdrawal of the listing of the Shares of SUNDAY on the Stock Exchange following the Scheme having become effective. In the event that the proposed privatisation of SUNDAY will not proceed, the waiver will expire on the date which is one month after SUNDAY first becomes aware that the proposed privatisation of SUNDAY will not proceed (whether as a result of a failure to obtain the requisite approval of the Scheme Shareholders at the Court Meeting or otherwise).

Rule 8.08(1)(a) of the Listing Rules requires that at least 25% of SUNDAY's total issued share capital must at all times be held by the public. Further, under the Listing Rules, for so long as less than 25% of the Shares are held by the public, the Stock Exchange will monitor closely all trading in Shares to ensure a false market in Shares does not develop and may suspend the Shares if there is any unusual price movement.

DELAY IN DESPATCH OF THE SCHEME DOCUMENT

Pursuant to Rule 8.2 of the Takeovers Code, unless the consent of the Executive is otherwise obtained, the Scheme Document in relation to the Scheme should be sent to Shareholders within 21 days of the joint announcement of SUNDAY, PCCW Mobile and PCCW on 27th September, 2005, which would be on or before 18th October, 2005.

As announced in the joint announcement of SUNDAY, PCCW Mobile and PCCW on 13th October, 2005, it was anticipated that the Scheme Document would be despatched to Shareholders on or before 14th November, 2005 as additional time was required for finalising the Scheme Document, accommodating Court Meeting arrangements and fixing a date of the court hearing for the Court to issue its directions for convening the Court Meeting.

The court hearing referred to above is now scheduled for 15th November, 2005, Cayman time. As such, the Scheme Document (which will be a composite document that includes the Scheme, the related explanatory statement and all relevant letters to Shareholders) cannot be despatched to Shareholders on or before 14th November, 2005. An application has been made to the Executive for an extension of the time for the despatch of the Scheme Document and it is currently anticipated that the Scheme Document will be despatched to Shareholders on or before 30th November, 2005. A detailed timetable for the Scheme will be set out in the Scheme Document and in the announcement to be issued upon the despatch of the Scheme Document.

NOTICE TO US HOLDERS

This business combination is made for the securities of a foreign company. The Scheme is subject to disclosure requirements of Hong Kong that are different from those of the US. Any financial statements to be included in the Scheme document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of US companies.

It may be difficult for ADS holders to enforce their rights and any claim ADS holders may have arising under US federal securities laws, since PCCW and SUNDAY are located in Hong Kong and PCCW Mobile is located in the British Virgin Islands, and some or all of their respective officers and directors may be residents of Hong Kong or other foreign countries. ADS holders may not be able to sue any of PCCW, SUNDAY or PCCW Mobile or their officers or directors in Hong Kong or another foreign court for violations of US securities laws. It may be difficult to compel any of PCCW, SUNDAY, PCCW Mobile or their affiliates to subject themselves to a US court’s judgment.

ADS holders should be aware that SUNDAY may purchase securities otherwise than under the Scheme, such as in open market or privately negotiated purchases.

By Order of the Board of	By Order of the Board of
PCCW Limited	SUNDAY Communications Limited
Hubert Chak	Raymond Wai Man Mak
Company Secretary	Company Secretary

By Order of the Board of
PCCW Mobile Holding No. 2 Limited
Winnie King Yan Siu Morrison
Director

Hong Kong, 9th November, 2005

As at the date of this announcement, the directors of PCCW are as follows:

Executive Directors:

Li Tzar Kai, Richard (Chairman); So Chak Kwong, Jack (Deputy Chairman and Group Managing Director);
Yuen Tin Fan, Francis (Deputy Chairman); Peter Anthony Allen; Alexander Anthony Arena; Chung Cho Yee, Mico; Lee Chi Hong,
Robert; Dr Fan Xingcha

Non-Executive Directors:

Sir David Ford, KBE, LVO; Zhang Chunjiang; Dr Tian Suning (Deputy Chairman)

Independent Non-Executive Directors:

Prof Chang Hsin-kang; Dr Fung Kwok King, Victor;
Dr The Hon Li Kwok Po, David, GBS, JP; Sir Roger Lobo, CBE, LLD, JP;
Aman Mehta; The Hon Raymond George Hardenbergh Seitz

As at the date of this announcement, the directors of SUNDAY are as follows:

Executive Directors:

Alexander Anthony Arena (Chairman); Chan Kee Sun, Tom; Chan Wing Wa;
Chow Ding Man, Gary; Hui Hon Hing, Susanna; Kwok Yuen Man, Marisa

Non-Executive Director:

Hongqing Zheng

Independent Non-Executive Directors:

John William Crawford; Henry Michael Pearson Miles;
Robert John Richard Owen

As at the date of this announcement, the directors of PCCW Mobile are Winnie King Yan Siu Morrison and Lim Beng Jin.

The directors of PCCW jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.

The directors of SUNDAY jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the PCCW Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the SUNDAY Group, the omission of which would make any statement in this announcement misleading.

The directors of PCCW Mobile jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the SUNDAY Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement relating to the PCCW Group, the omission of which would make any statement in this announcement misleading.

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